Exhibit 8.1
[Letterhead of Chapman and Cutler LLP]

June 2, 2009

Redwood Trust, Inc.
One Belvedere Place Suite
300 Mill Valley, CA 94941

Re: Redwood Trust, Inc./Prospectus Supplement for Common Stock Offering

Ladies and Gentlemen:

We have acted as special tax counsel to Redwood Trust, Inc. (the “Company”) in connection with the underwritten public offering (the “Offering”) of 17,240,000 shares of its common stock, par value $0.01 per share (the “Common Stock”) pursuant to (i) the Registration Statement on Form S-3, dated November 23, 2007, (as amended as of the date hereof, together with the documents incorporated therein by reference, the “Registration Statement”) including the Prospectus (the “Prospectus”), which forms a part of the Registration Statement and (ii) the Prospectus Supplement, dated May 27, 2009, (the “Prospectus Supplement”), each as filed by the Company with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  In connection with the Offering, including the filing of the Prospectus Supplement with the SEC, you have requested that we confirm our opinion regarding the accuracy of certain descriptions of material U.S. federal income tax consequences contained in the Registration Statement, the Prospectus, and the Prospectus Supplement.

Scope of Review

Our opinions are based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), Treasury regulations issued thereunder, administrative rulings, judicial decisions and other applicable authorities, all as in effect and available on the date hereof.  We note that the statutory provisions, regulations, and interpretations on which our opinions are based are subject to change, possibly retroactively.  In addition, there can be no complete assurance that the Internal Revenue Service will not take positions contrary to the conclusions stated in our opinions.

In formulating our opinions, we have reviewed:

(i) the Registration Statement, the Prospectus, the preliminary Prospectus Supplement covering the Common Stock to be issued in the Offering, dated May 26, 2009 and filed by the Company with the SEC on or about such date (the “Preliminary Prospectus”), and the Prospectus Supplement;

(ii) the Company’s articles of incorporation and other organizational documents of the Company and its subsidiaries, as amended and supplemented to the date hereof;

(iii) a certificate from an officer of the Company upon which we have relied, confirming various factual matters relevant to establishing the status of the Company as a real estate investment trust (“REIT”) under the Code and the Company’s intentions regarding future methods of operation (the “Officer’s Certificate”);

(iv) the opinion of Venable, LLP, dated the date hereof, with respect to certain matters regarding Maryland corporate law; and

(v) such resolutions, certificate, records, and other documents provided by the Company and/or its subsidiaries as we have deemed necessary or appropriate as a basis for the opinions set forth below.

Assumptions

In rendering our opinions, we have made the following assumptions:

(a) the factual records, reports and certifications of the Company provided to us as evidence of the Company’s compliance with the stock ownership, income, asset and distribution requirements applicable to REITs under the Code are correct and complete in all material respects;

(b) each of the Company and its subsidiaries has been and will continue to be organized, capitalized and operated in the manner described to us, and as summarized in the Officer’s Certificate and other periodic reports filed with the SEC;

(c) each of the Preliminary Prospectus and the Prospectus accurately describe the factual information provided regarding the Company and its Common Stock;

(d) there are and will be no changes in the applicable laws of the State of Maryland regarding authorization for charter restrictions on ownership of the Company’s shares and permitting enforcement of provisions intended to cure or prevent violation of such limitations; and

(e) we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies.

With respect to these assumptions, it should be noted that (x) the representations set forth in the Officer’s Certificate are highly factual in nature and reflect an intention with respect to the future conduct of the business of the Company and its subsidiaries that may not be achievable if there are future changes in the circumstances of either and (y) statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.  Any material change after the date hereof of any of the foregoing bases for our opinions could adversely affect our conclusions.

Opinions

Subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1. The Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code commencing with its tax year ended December 31, 1994 and continuing through the fiscal quarter ended March 31, 2009 (the date of its most recent interim financial statements and REIT compliance reports), and it’s current and proposed methods of operation in periods subsequent to such date, as represented to us by the Company in the Officer’s Certificate and as described by the Company in the Preliminary Prospectus and Prospectus, will enable it to continue to qualify as a REIT under the Code; and

2. Although the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus, as supplemented by the discussion under such heading in the Prospectus Supplement, does not purport to discuss all possible U.S. federal income tax consequences of the acquisition, ownership and disposition of the Company’s common stock, such discussion constitutes an accurate summary of the U.S. federal income tax considerations that are likely to be material to an investor in the Company’s common stock as of the date hereof.

Limitations

Other than as specifically stated above, we express no opinion on any issue relating to the Company or its subsidiaries, or any investment in any other series or class of securities issued by them, or under any law other than U.S. federal income tax laws.

We impose no limit on your disclosure of this opinion or the tax treatment of the Company or its Common Stock.  However, we are furnishing this opinion to you solely in connection with the filing of the Prospectus Supplement and it cannot be relied upon by any person or for any other purpose without our express written permission.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or under the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Chapman and Cutler LLP